Exhibit 99.1

FINANCIAL
RELATIONS BOARD
                                      NEWS

                                        RE: LEXINGTON CORPORATE PROPERTIES TRUST
                                                                  ONE PENN PLAZA
                                                                      SUITE 4015
                                                              NEW YORK, NY 10119
FOR FURTHER INFORMATION:

AT THE COMPANY:                         AT FINANCIAL RELATIONS BOARD:
Patrick Carroll                         Diane Hettwer            Tim Grace
Chief Financial Officer                 Analyst Inquiries        Media Inquiries
(212) 692-7200                          (312) 640-6760           (312) 640-6667

FOR IMMEDIATE RELEASE
Tuesday, November 30, 2004

                  LEXINGTON CORPORATE PROPERTIES TRUST PROVIDES
                             UPDATE ON VARTEC LEASE


New York, NY - November 30, 2004 - Lexington Corporate Properties Trust (NYSE:LXP) ("Lexington"), a real estate investment trust, today reported that VarTec Telecom, Inc. ("VarTec"), Lexington's current tenant at its Dallas, Texas office property (the "Property"), filed a motion in the U.S. Bankruptcy Court in the Northern District of Texas to reject the lease of the Property. A hearing on the motion has been set for December 17, 2004. As Lexington previously reported, VarTec filed a petition for bankruptcy protection on November 1, 2004.

Comments From Management

Commenting on the motion, T. Wilson Eglin, Chief Executive Officer, said, "The motion to reject the lease for our Dallas, Texas office property was expected. We are actively searching for a new tenant for the Property. Nevertheless, we are anticipating a vacancy of the Property for most, if not all, of 2005. If our revised estimate of $600 million of investment volume for 2005 is achieved, we believe earnings from our expanded acquisition activities have the potential to mitigate the cash flow disruption caused by a vacancy of the Property. Accordingly, we continue to believe that we can generate funds from operations per share of $1.85-$1.90, as we previously expected. However, as a result of the expected rejection of the lease, we will incur a fourth quarter non-cash charge of approximately $2.8 million due to the write-off of deferred rent receivable and lease costs."

About Lexington

Lexington is a real estate investment trust that owns and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington common shares closed Monday, November 29, 2004, at $[?] per share. Lexington pays an annualized dividend of $1.40 per share. Additional information about Lexington is available at www.lxp.com

Lexington believes that funds from operations ("FFO") enhances an investor's understanding of Lexington's financial condition, results of operations and cash flows. Lexington believes that FFO

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is an appropriate, but limited, measure of the performance of an equity REIT.
FFO is defined in the April 2002 "White Paper" issued by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") as "net income (or loss) computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures." FFO should not be considered an alternative to net income as an indicator of operating performance or to cash flows from operating activities as determined in accordance with GAAP, or as a measure of liquidity to other consolidated income or cash flow statement data as determined in accordance with GAAP.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, (i) supply and demand for properties in our current and proposed market areas, and (ii) those other factors and risks detailed in Lexington's periodic filings with the Securities and Exchange Commission. Forward-looking statements, which are based on certain assumptions and describe Lexington's future plans, strategies and expectations, are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "estimates," "projects" or similar expressions. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.